Exhibit 10.1
FIRST AMENDMENT
TO FOURTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT
     This First Amendment to Fourth Amended and Restated Revolving Loan Agreement (this “Amendment”) is entered into as of September 30, 2009, by and between ViaSat, Inc., a Delaware corporation (“Borrower”), each lender from time to time party to the Credit Agreement (as defined below) (collectively, the “Lenders” and individually, a “Lender”), UNION BANK, N.A., as Administrative Agent (in such capacity, “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Documentation Agent, BANC OF AMERICA SECURITIES LLC and UNION BANK, N.A., as Joint Lead Arrangers and Joint Book Runners and UNION BANK, N.A., as Collateral Agent (in such capacity, “Collateral Agent;” collectively, the “Agents”).
RECITALS
     Borrower, Agents and the Lenders are parties to that certain Fourth Amended and Restated Revolving Loan Agreement dated as of July 1, 2009 (as amended from time to time, the “Credit Agreement”). The parties desire to amend the Credit Agreement in accordance with the terms of this Amendment. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Credit Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. The following defined terms hereby are added, amended and or restated in Section 1.1 of the Credit Agreement to read as follows:
          “Addendum to Credit Agreement” means that certain Addendum to Fourth Amended and Restated Revolving Loan Agreement attached hereto as Annex II.
          “Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Section 5 or 6 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lenders under the Second Lien Loan Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Section 5 or 6 of this Agreement, or related definitions in Section 1 of this Agreement.
          “Additional Default” means any provision contained in the Second Lien Loan Agreement which permits the lenders thereunder, or the Collateral Agent or the Administrative Agent thereunder (and as defined therein), to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any Subsidiary to purchase the Indebtedness under the Second Lien Loan Agreement prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 9 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lenders under the Second Lien Loan Agreement (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 9 of this Agreement, or related definitions in Section 1 of this Agreement.
          “EchoBlue” means EchoBlue Rural Broadband, LLC, a joint venture between WildBlue and EchoStar Broadband II L.L.C., in which WildBlue owns a fifty percent (50%) interest.
          “First Amendment Date” means September 30, 2009.

          “Intercreditor Agreement” means that certain Intercreditor Agreement among the Collateral Agent, the Second Lien Agent and the Borrower, dated on or about the closing of the WildBlue Acquisition, substantially in the form attached hereto as Annex I (or otherwise in form and content reasonably acceptable to the Requisite Lenders).
          “Outside Date” means September 22, 2010, provided that this date may be extended by Borrower upon the prior written consent of the Requisite Lenders, not to be unreasonably withheld.
          “Permitted Additional Senior Indebtedness” means, collectively, (i) senior unsecured or senior secured Indebtedness of the Borrower issued under an indenture under the Trust Indenture Act of 1939; provided that, in the event such Indebtedness is secured, (a) the maturity date under the indenture for such Indebtedness shall in no event occur before the Maturity Date hereunder, (b) the indenture for such Indebtedness shall not contain any covenants that require Borrower to maintain certain specified levels of earnings, leverage or similar financial tests (provided that the foregoing shall not preclude such indenture from containing any such tests as a condition to entering into and/or consummating certain transactions, such as the incurrence of other indebtedness, making of investments or payments of dividends and other restricted payments; provided the same are on market terms and conditions (as determined in the reasonable discretion of the Requisite Lenders)), (c) such Indebtedness shall not be secured by more or different Collateral than that securing the Obligations, nor guaranteed by more or different obligors than those guaranteeing the Obligations, and any documents evidencing such security and/or such guaranties shall be substantially the same as, and no more burdensome to the obligors than, the Security Agreements covering the same Collateral and/or the Guaranties covering the Guaranty Obligations and (d) the terms and conditions of such Indebtedness pursuant to any indenture or other agreement executed in connection therewith shall not impose restrictions that prevent any obligor under the Loan Documents from complying with the Loan Documents to which such obligor is a Party; (ii) Indebtedness of the Subsidiary Guarantors under any Guaranty Obligations in respect thereof; and (iii) any Permitted Refinancing Indebtedness in respect thereof; provided that (x) the principal amount thereof does not exceed $300,000,000 in the aggregate at any time; and (y) the same shall (to the extent secured) be subject to the terms and conditions of an intercreditor agreement on substantially the terms and conditions of the Intercreditor Agreement (or terms no less favorable to the Lenders than the terms and conditions of the Intercreditor Agreement, as determined in the reasonable discretion of the Requisite Lenders).
          “Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred to refinance, refund, extend, renew or replace all or a portion of Permitted Senior Indebtedness (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness, (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no earlier than such Refinanced Indebtedness, (iii) if such Refinanced Indebtedness or any Guaranty Obligations thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof remain so subordinated on terms, when taken as a whole, no less favorable to the Lenders, and (iv) to the extent such Indebtedness will be secured by the Collateral, the relevant holders of such refinancing, refunding, extending, renewing or replacing Indebtedness become party to the Intercreditor Agreement.
          “Permitted Senior Indebtedness” means, collectively, (i) Permitted Senior Secured Indebtedness and (ii) Permitted Additional Senior Indebtedness; provided that the principal amount thereof does not exceed $350,000,000 in the aggregate at any time.
          “Permitted Senior Secured Indebtedness” means, collectively, (i) Indebtedness of the Borrower under the Second Lien Loan Agreement, (ii) Indebtedness of the Subsidiary Guarantors under any Guaranty Obligations in respect thereof and (iii) any Permitted Refinancing Indebtedness in respect thereof; provided that (x) the principal amount thereof does not exceed $350,000,000 in the aggregate at any time; and (y) the same shall be subject to the terms and conditions of the Intercreditor Agreement.

          “Second Lien Agent” means the entity that acts as collateral agent on behalf of the lenders under the Second Lien Loan Agreement, in its capacity as such.
          “Second Lien Loan Agreement” means that certain Second Lien Loan Agreement among the Second Lien Agent, the Borrower and the other lenders and financial institutions party thereto from time to time, to become effective (if at all) on or about the date of the closing of the WildBlue Acquisition; substantially in the form of Exhibit N attached hereto or otherwise in form and content reasonably acceptable to the Requisite Lenders.
          “Second Lien Loan Documents” means the Second Lien Loan Agreement, together with all Schedules and Exhibits thereto, and all documents or instruments to be executed or delivered in connection therewith; all substantially in the form of the documents attached hereto as Exhibit N or otherwise in form and content reasonably acceptable to the Requisite Lenders.
          “Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all secured Indebtedness of Borrower and its Subsidiaries on that date to (b) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on that date.
          “WB Canada” means WildBlue Communications Canada Corp., a Subsidiary of WildBlue organized under the laws of Canada.
          “WildBlue” means WildBlue Holding, Inc., a Delaware corporation.
          “WildBlue Acquisition” means the Acquisition of WildBlue by Borrower or a Wholly-Owned Subsidiary of Borrower, whether through the acquisition of capital stock or a merger with or into WildBlue or a parent entity thereof; provided that WildBlue shall be a Wholly-Owned Subsidiary of Borrower after giving effect to the WildBlue Acquisition.
          “WildBlue Acquisition Documents” means that certain Agreement and Plan of Merger by and among Borrower, [Merger Sub] and WildBlue, dated as of September 30, 2009, together with all Schedules and Exhibits thereto, and all documents or instruments to be executed or delivered in connection therewith; all in substantially the form of Exhibit O hereto or otherwise on terms and conditions reasonably acceptable to Agents and the Requisite Lenders.
          “WildBlue Companies” means WildBlue (and/or the surviving company of the merger of WildBlue pursuant to the WildBlue Acquisition), its Subsidiaries and any other Person acquired in connection with the WildBlue Acquisition pursuant to the WildBlue Acquisition Documents.
          1.1 Clause (iii)(a) of the defined term “Permitted Acquisition” hereby is amended and restated in its entirety to read as follows:
               “(a) Borrower would have been in compliance with the financial covenants set forth in Sections 6.13, 6.14 and 6.15 of this Agreement throughout the period of the four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition (or such shorter period in which the target has been in existence) and.”
          1.2 The definition of the term “Permitted Encumbrances” hereby is amended by (i) deleting the word “and” at the end of clause (s) thereof; (ii) deleting the period at the end of clause (t) thereof and replacing it with “; and”; and (iii) inserting new clause (u) immediately after clause (t), to read as follows:
               “(u) Liens securing Permitted Senior Indebtedness (to the extent secured); provided that (i) in the case of Permitted Senior Secured Indebtedness, Borrower has (A) consummated the WildBlue Acquisition, (B) by no later than the Outside Date; and (ii) such Liens are junior in priority to the Liens securing the Obligations, pursuant to the terms and conditions of the Intercreditor Agreement

(or an intercreditor agreement on substantially the terms and conditions of the Intercreditor Agreement or otherwise on terms no less favorable to the Lenders than the terms and conditions of the Intercreditor Agreement, as determined in the reasonable discretion of the Requisite Lenders).”
          1.3 The definition of the term “Subsidiary” hereby is amended by inserting the section reference “6.15” between the references therein to sections “6.14” and “7.1(a).”
     2. Section 2.8(a)(ii) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “each individual request for an increase shall be in the minimum amount of $10,000,000.”
     3. The last sentence of Section 5.12 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “Notwithstanding the foregoing or any other provision of this Agreement, (x) ViaSat Satellite Ventures, LLC, ViaSat Credit and each of the ViaSat-1 Holding Companies shall each execute and deliver to the Administrative Agent on the Closing Date a Subsidiary Guaranty, a Subsidiary Security Agreement and a Subsidiary Pledge Agreement; and (y) neither WB Canada nor EchoBlue shall be required to execute or deliver to the Administrative Agent a Subsidiary Guaranty, a Subsidiary Security Agreement or a Subsidiary Pledge Agreement, unless and until each, respectively, becomes a Significant Subsidiary.”
     4. New Section 5.13 hereby is added to the Credit Agreement to read as follows:
          “5.13 Additional Covenants and Additional Defaults Under Second Lien Loan Agreement.
               (a) If after the First Amendment Date the Borrower enters into any amendment to the Second Lien Loan Agreement, which contains one or more Additional Covenants or Additional Defaults that are not included in the Second Lien Loan Agreement attached hereto, the terms of this Agreement shall, without any further action on the part of the Borrower or any of the Lenders or the Administrative Agent, be deemed to be amended automatically to include (and give immediate effect to) each such Additional Covenant and each such Additional Default contained in such amendment.
               (b) The Borrower, the Collateral Agent and the Requisite Lenders further covenant to promptly execute and deliver, at the expense of the Borrower, an amendment to this Agreement in form and substance reasonably satisfactory to the Requisite Lenders evidencing the amendment of this Agreement (as contemplated by Section 5.13(a), above) to include such Additional Covenants and Additional Defaults, provided that each party hereto hereby agrees that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 5.13 but shall merely be for the convenience of the parties hereto.
Notwithstanding the foregoing, any Additional Covenants and/or Additional Defaults added to this Agreement pursuant to this Section 5.13 shall only become effective if and when any Loan under (and as defined in) the Second Lien Credit Agreement (or any Permitted Refinancing Indebtedness with respect thereto) remains outstanding and any commitment to lend thereunder exists, and shall thereafter be deemed to be removed from this Agreement and of no further force or effect.”
     5. Section 6.3(a) of the Credit Agreement hereby is amended by (i) inserting between the words “other” and “and” the phrase “, (b) the WildBlue Acquisition” and (ii) deleting the signal “(b)” therein (as in effect prior to the First Amendment Date) and replacing it with the signal “(c)”.
     6. Section 6.5 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

          “6.5 Acquisitions. Make any Acquisition other than (a) a Permitted Acquisition and (b) the WildBlue Acquisition (provided that Borrower has consummated the WildBlue Acquisition by no later than the Outside Date); in each case, provided that no Default or Event of Default has occurred prior to or would result after giving effect to such Acquisition.”
     7. Section 6.10 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (i) thereof; (ii) deleting the period at the end of clause (j) thereof and replacing it with “; and”; and (iii) inserting new clauses (k) and (l) immediately after clause (j), to read as follows:
          “(k) Permitted Additional Senior Indebtedness; provided that Borrower shall apply one hundred percent (100%) of the net proceeds of the Permitted Additional Senior Indebtedness permanently to reduce the Permitted Senior Secured Indebtedness (if incurred); and
          (l) Permitted Senior Secured Indebtedness incurred in connection with the WildBlue Acquisition; provided that Borrower has (i) consummated the WildBlue Acquisition (ii) by no later than the Outside Date;
provided that the aggregate amount Permitted Additional Senior Indebtedness and Permitted Senior Secured Indebtedness shall not exceed $350,000,000 at any time.”
     8. Section 6.12 of the Credit Agreement hereby is amended by adding the following language at the beginning thereof: “Except as set forth in the documents implementing any Permitted Additional Senior Indebtedness and in the Second Lien Loan Documents.”
     9. Section 6.13 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “6.13 Leverage Ratio. Permit the Leverage Ratio at any time, measured quarterly, to be greater than (x) prior to the incurrence of any Permitted Senior Indebtedness and in the event Borrower does not incur any Permitted Senior Indebtedness by the Outside Date, 2.50 to 1.00; and (y) at all other times, 3.50 to 1.00.”
     10. Section 6.14 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “6.14 Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of each Fiscal Quarter to be less than (x) prior to the incurrence of any Permitted Senior Indebtedness and in the event Borrower does not incur any Permitted Senior Indebtedness by the Outside Date, 4.00 to 1.00; and (y) at all other times, 3.00 to 1.00.”
     11. Section 6.15 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio at any time, measured quarterly, to be greater than (a) 2.50 to 1.00 from the date of incurrence of any Permitted Senior Indebtedness through the day before the end of Borrower’s 2011 Fiscal Year; and (b) 2.00 to 1.00 thereafter; provided that, in the event Borrower does not incur any Permitted Senior Indebtedness by the Outside Date, Borrower shall not be required to comply with this covenant, which shall be deemed to be null and void and of no force or effect.”
     12. Exhibit B to the Credit Agreement hereby is replaced in its entirety with Exhibit B attached hereto.
     13. The Schedules to the Credit Agreement hereby are replaced in their entirety with the Schedules attached hereto.

     14. [Reserved.]
     15. No course of dealing on the part of Lenders, Agents or their officers, nor any failure or delay in the exercise of any right by any Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Agents’ or Lenders’ failure at any time to require strict performance by Borrower of any provision of any Loan Document shall not affect any right of Lenders or Agents thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Administrative Agent, in accordance with the terms of the Credit Agreement.
     16. The Credit Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agents or Lenders under the Credit Agreement, as in effect prior to the date hereof.
     17. All Representations and Warranties contained in the Credit Agreement or in any other document or documents relating thereto shall survive the execution and delivery of this Amendment. The Borrower is not aware of any events which now constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default under the Credit Agreement.
     18. Borrower shall deliver to Administrative Agent, as and when entered into (if at all), the following:
               (a) fully executed copies of the Second Lien Loan Documents;
               (b) fully executed copies of the documents evidencing the Permitted Additional Senior Indebtedness; and
               (c) the Intercreditor Agreement, duly executed by the Second Lien Agent and the Borrower.
     19. As a condition to the effectiveness of this Amendment, Administrative Agent and the Requisite Lenders shall have received (or, in the case of (f), below, reviewed), in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders, the following:
               (a) this Amendment, duly executed by Borrower, Collateral Agent and the Requisite Lenders;
               (b) an Affirmation of Subsidiary Guaranty and Security Agreement, duly executed by each Guarantor;
               (c) Resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment, with an incumbency certificate; each in form and content reasonably acceptable to Administrative Agent;
               (d) fully executed copies of the WildBlue Acquisition Documents;
               (e) an amendment fee, payable to Administrative Agent for the ratable benefit of each Lender which executes this Amendment, according to the Pro Rata Share of each such Lender, in the amount of one quarter of one percent (0.25%) of each such Lender’s Pro Rata Share;
               (f) the draft Houlihan Lokey valuation and fairness opinion reports that were performed on WildBlue and completed during September 2009;

               (g) appropriate biographies of the members of WildBlue’s management team that will be retained post-WildBlue Acquisition (based upon the most current merger discussions between the Borrower and WildBlue) (subject to satisfactory review by the Requisite Lenders, in their reasonable discretion);
               (h) a certificate signed by a Responsible Official of Borrower certifying that the condition specified in Section 8.1(e) of the Existing Loan Agreement is true and correct as of the First Amendment Date;
               (i) all reasonable attorneys’ fees and costs incurred by Agents’ counsel through the date of this Amendment, which may be debited from any of Borrower’s accounts (following Borrower’s authorization of such fees and costs); and
               (j) such other documents, and completion of such other matters, as Administrative Agent or any Lender proposing to sign this Amendment may reasonably deem necessary or appropriate.
     20. As a condition to the effectiveness of Administrative Agent’s and the Requisite Lenders’ consent to the WildBlue Acquisition, Administrative Agent and the Requisite Lenders shall have received (or, in the case of (g), below, reviewed), in form and substance satisfactory to Administrative Agent and the Requisite Lenders, the following:
               (a) Instruments of Joinder, duly executed by WildBlue and each Subsidiary of WildBlue (other than EchoBlue and WB Canada) that is in existence on the First Amendment Date and any future Subsidiary of WildBlue that constitutes a Significant Domestic Subsidiary on the closing date of the WildBlue Acquisition, with respect to the Subsidiary Security Agreement and the Amended and Restated Subsidiary Guaranty;
               (b) Resolutions of the Boards of Directors (or similar) of WildBlue and each WildBlue Subsidiary (other than EchoBlue and WB Canada) that is in existence on the First Amendment Date and any future Subsidiary of WildBlue that constitutes a Significant Domestic Subsidiary on the closing date of the WildBlue Acquisition authorizing the execution, delivery and performance of the Instruments of Joinder, with incumbency certificate; each in form and content reasonably acceptable to Administrative Agent;
               (c) a UCC Financing Statement (and/or Amendment), naming WildBlue and each WildBlue Subsidiary (other than EchoBlue and WB Canada) that is in existence on the First Amendment Date and any future Subsidiary of WildBlue that constitutes a Significant Domestic Subsidiary on the closing date of the WildBlue Acquisition as an additional Debtor;
               (d) an Assignment Separate from Certificate with respect to, and the physical share certificates representing Borrower’s ownership interest in, WildBlue, and WildBlue’s ownership interest in each WildBlue Subsidiary (other than EchoBlue and WB Canada) that is in existence on the First Amendment Date and any future Subsidiary of WildBlue that constitutes a Significant Domestic Subsidiary on the closing date of the WildBlue Acquisition;
               (e) a copy of a certificate signed by a responsible officer of WildBlue (in the form delivered to Borrower in connection with the WildBlue Acquisition Documents) certifying that no Company Material Adverse Effect (as such term is defined in the WildBlue Acquisition Documents) shall have occurred to WildBlue’s operations since the First Amendment Date;
               (f) a certificate signed by a Responsible Official of Borrower certifying that the condition specified in Section 8.1(e) of the Existing Loan Agreement is true and correct as of the date of, and after giving effect to, the WildBlue Acquisition;

               (g) the final Houlihan Lokey valuation and fairness opinion reports that were performed on WildBlue and completed during September 2009; provided that such final version shall not vary materially (in the reasonable discretion of the Requisite Lenders) from the draft reviewed pursuant to Section 20 of this Amendment; and
               (h) such other documents, and completion of such other matters, as Administrative Agent or any Lender signing this Amendment may reasonably deem necessary or appropriate.
     21. The Governing law and venue provisions of Section 11.17 of the Credit Agreement are incorporated herein by this reference mutatis mutandis. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart. Except as amended hereby, all of the provisions of the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect except that each reference to the “Agreement”, or words of like import in any Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall be deemed a “Loan Document” as defined in the Credit Agreement. Each party shall execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the parties as expressed in this Amendment. The Requisite Lenders hereby authorize the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement (and any intercreditor agreement in respect of Permitted Additional Senior Indebtedness) on the terms approved under this Amendment. Borrower acknowledges and agrees that the Addendum to Credit Agreement shall be deemed effective, without any further action by any party hereto, upon the execution and delivery of the Second Lien Loan Agreement and shall remain effective so long as any loans under (and any Permitted Refinancing Indebtedness of) the Second Lien Loan Agreement remain outstanding.
[Balance of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

VIASAT, INC.
By:	/s/ Keven K. Lippert
Keven K. Lippert
VP, General Counsel and Secretary

Address:

ViaSat, Inc.
6155 El Camino Real
Carlsbad, California 92009
Attn: Ronald G. Wangerin
         Chief Financial Officer

Telecopier: (760) 929-3926
Telephone: (760) 476-2200

UNION BANK, N.A.,
as Administrative Agent

By:	/s/ Mark Adelman
Mark Adelman
Vice President

Address: UNION BANK, N.A. San Diego Commercial Banking Office 530 “B” Street, 4th Floor, S-420 San Diego, California 92101-4407 Attn: Mark Adelman Telecopier: (619) 230-3766 Telephone: (619) 230-3516
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

UNION BANK, N.A., as Collateral Agent
By:	/s/ Mark Adelman
Mark Adelman
Vice President

Address:

UNION BANK, N.A.
San Diego Commercial Banking Office
530 “B” Street, 4th Floor, S-420
San Diego, California 92101-4407
Attn: Mark Adelman

Telecopier: (619) 230-3766
Telephone: (619) 230-3516

UNION BANK, N.A.,
as a Lender and Swing Line Lender

By:	/s/ Mark Adelman
Mark Adelman
Vice President

Address: UNION BANK, N.A. San Diego Commercial Banking Office 530 “B” Street, 4th Floor, S-420 San Diego, California 92101-4407 Attn: Mark Adelman Telecopier: (619) 230-3766 Telephone: (619) 230-3516
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Karin S. Barnes
	Name:	Karin S. Barnes
Senior Vice President

Address: Bank of America, N.A. 450 B Street, Suite 1500 San Diego, CA 92101 Attn: Karin S. Barnes Senior Vice President
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Anna C. Ruiz
	Name:	Anna C. Ruiz
Vice President

Address: JPMORGAN CHASE BANK, N.A. 650 Town Center Drive, Suite 1000 Costa Mesa, CA 92626 Attn: Anna C. Ruiz Vice President
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

BANK OF THE WEST, as a Lender
By:	/s/ Ed Ong
	Name:	Ed Ong
Vice President

Address: BANK OF THE WEST 1280 4th Ave. San Diego, CA 92101 Attn: Ed Ong Vice President
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

COMERICA BANK, as a Lender
By:	/s/ Steve D. Clear
	Name:	Steve D. Clear
Vice President

Address: COMERICA BANK 611 Anton Blvd., 4th Floor M/C 4462 Costa Mesa, CA 92626 Attn: Steve D. Clear Vice President
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

CALIFORNIA BANK & TRUST, as a Lender
By:	/s/ Steve DeLong
	Name:	Steve DeLong
Senior Vice President

Address: CALIFORNIA BANK & TRUST 4230 La Jolla Village Drive, Suite 100 San Diego, CA 92122 Attn: Steve DeLong Senior Vice President
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement]
[Signatures Continued Next Page]

STATE BANK OF INDIA, LOS ANGELES AGENCY, as a Lender
By:	/s/ K.S.S. Naidu
	Name:	K.S.S. Naidu
Vice President (Credit)

Address: STATE BANK OF INDIA, LOS ANGELES AGENCY 707 Wilshire Blvd., Suite #1995 Los Angeles, CA 90017 Attn: K.S.S. Naidu Vice President (Credit)
[Signature Page to First Amendment to
Fourth Amended and Restated Revolving Loan Agreement

ADDENDUM
TO FOURTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT
     This Addendum to Fourth Amended and Restated Revolving Loan Agreement (this “Addendum”) is entered into by and between ViaSat, Inc., a Delaware corporation (“Borrower”), each lender from time to time party to the Credit Agreement (as defined below) (collectively, the “Lenders” and individually, a “Lender”), UNION BANK, N.A., as Administrative Agent (in such capacity, “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Documentation Agent, BANC OF AMERICA SECURITIES LLC and UNION BANK, N.A., as Joint Lead Arrangers and Joint Book Runners and UNION BANK, N.A., as Collateral Agent (in such capacity, “Collateral Agent;” collectively, the “Agents”).
RECITALS
     Borrower, Agents and the Lenders are parties to that certain Fourth Amended and Restated Revolving Loan Agreement dated as of July 1, 2009 (as amended from time to time, including by that certain First Amendment to Fourth Amended and Restated Revolving Loan Agreement dated as of September 30, 2009 (the “First Amendment”), collectively, the “Credit Agreement”).
     Pursuant to the First Amendment, this Addendum shall become effective, without further action of the Parties, upon the execution and delivery of the Second Lien Loan Agreement (the “Effective Date”). Upon the Effective Date, the Parties shall be deemed to have amended the Credit Agreement in accordance with the terms of this Addendum; provided that at such time as no loans under the Second Lien Credit Agreement (or any Permitted Refinancing Indebtedness with respect thereto) remain outstanding and any commitment to lend thereunder has been terminated, this Addendum shall cease to be in effect and the Credit Agreement shall be deemed amended to remove all the provisions of this Addendum. Unless otherwise defined, all initially capitalized terms in this Addendum shall be as defined in the Credit Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. The following defined terms hereby are added, amended and or restated in Section 1.1 of the Credit Agreement to read as follows:
          “Anik F2” means the satellite owned by Telesat designated as such and operated in the 111.1 west longitude orbital position.
          “Casualty Event” means, whether in one or more occurrences, any loss of title or any loss (including any partial loss) of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Agency) of, any Ground Assets or other property (such other property being “Casualty Event Satellite Property”) of Borrower or any of its Subsidiaries that results in an aggregate loss of transponder capacity or bandwidth with respect to WildBlue-1 and Anik F2, or any substitute or replacement satellite (which shall in any event not include ViaSat-1), constituting at least 50% of the aggregate U.S. Ka-band transponder capacity or bandwidth with respect to WildBlue-1, Anik F2 and any such substitute or replacement satellite taken as a whole.
          “Casualty Event Satellite Property” has the meaning specified in the definition of Casualty Event.
          “Debt Issuance” means any issuance or borrowing of any debt securities (including debt securities that are convertible into, or exchangeable or exercisable for, any shares, interests, participations or other equivalents (howsoever designated) of capital stock of a corporation, any partnership interests, any membership interests or equivalent equity securities in a Person (other than a corporation)) by the Borrower or any of its Subsidiary Guarantors after the Closing Date other than pursuant to clauses (a) through (j) of Section 6.10.

          “Dilutive Transaction” means any issuance or Disposition of any capital stock or other form of equity interest in the ViaSat-1 Joint Venture, or in any Person that beneficially owns, directly or indirectly, capital stock or other form of equity interest in the ViaSat-1 Joint Venture (collectively, and without regard to the size or amount, however measured, of such issuance or Disposition, a “Size Irrelevant Dilutive Transaction”), that results in the Borrower owning, directly or indirectly through Wholly-Owned Subsidiaries, less than 51% (on a fully-diluted basis) of either the voting power or the equity interests in the ViaSat-1 Joint Venture; provided that from the occurrence of a Casualty Event until the prepayment described in Section 3.1(h)(i) or the satisfaction of the requirements of Section 3.1(h)(ii), as the case may be, any Size Irrelevant Dilutive Transaction shall constitute a Dilutive Transaction if it results in the Borrower owning, directly or indirectly through Wholly-Owned Subsidiaries, a smaller percentage of either the voting power or the equity interests in the ViaSat-1 Joint Venture than it owned immediately prior to giving effect thereto.
          “FCC” means the Federal Communications Commission of the United States and any successor entity.
          “Net Cash Sales Proceeds” means, (1) with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of Borrower and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition, (iv) professional fees and expenses, fees due to any Governmental Agency, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition; and (2) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.
          “Ground Asset” means ground infrastructure or other equipment relating to any satellite, transponder capacity or bandwidth.
          “License SPVs” means wholly-owned special purpose vehicle Subsidiaries of Borrower whose assets are orders, licenses and/or permits, if any, granted by the FCC for the construction, launch and operation of WildBlue-1 and Anik F2 and landing rights with respect thereto.
          “Regulatory Approvals” means the licenses, consents and approvals set forth on Schedule 1.01(b), which licenses, consents and approvals have been granted to Borrower or its Subsidiaries by the FCC and any other applicable Governmental Agency for the construction, launch and operation of ViaSat-1, WildBlue-1 or Anik F2 and landing rights with respect thereto in the United States.
          “Satellite Asset” means (i) the ViaSat-1 satellite to be manufactured by Space Systems/Loral, Inc., (ii) the WildBlue-1 satellite, (iii) the Anik F-2 satellite or the WildBlue Companies’ rights and interests therein, (iv) any other communications satellite operated by Borrower or any of its Subsidiaries, or by the ViaSat-1 Joint Venture or any of the WildBlue Companies, or on which Borrower, any of its Subsidiaries, the ViaSat-1 Joint Venture or any of the WildBlue Companies has the right to use all or a substantial portion of the capacity or all or a substantial portion of the Ka-band capacity available to provide service to the United States, to the extent the ownership or right to use such satellite or capacity is acquired in exchange for or replacement of ViaSat-1, WildBlue-1 or Anik F-2, (v) transponder capacity or bandwidth on any such satellite representing 20% or more of the total transponder capacity or bandwidth thereof, or 20% or more of the Ka-band transponder capacity or bandwidth thereon available to provide service to the United States, or (vi) any equity securities or other ownership interest in the ViaSat-1 Joint Venture or WB Communications or in any entity that beneficially owns equity securities or other ownership interests directly or indirectly in the ViaSat-1 Joint Venture or WB Communications.

          “Significant Subsidiary” means a Subsidiary that either (i) had net income for the Fiscal Year then most recently ended in excess of 5% of Net Income for such Fiscal Year or (ii) had net assets in excess of 5% of the total net assets of Borrower and its Subsidiaries on a consolidated basis as at the end of the Fiscal Year then most recently ended; provided, that the aggregate Net Income or total net assets of all Subsidiaries that are not deemed to be Significant Subsidiaries does not exceed 10% of the aggregate Net Income or total net assets of Borrower and its Subsidiaries on a consolidated basis, as applicable, as at the end of the Fiscal Quarter then most recently ended, determined on a quarterly basis, and if, as of the end of such Fiscal Quarter, such threshold is exceeded, all such Subsidiaries collectively that constitute 10% or more of the aggregate Net Income or total net assets of Borrower and its Subsidiaries, as applicable, will each constitute a Significant Subsidiary under this Agreement and will deliver the documents required to be delivered by Significant Subsidiaries pursuant to Section 5.12.
          “Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Notwithstanding the foregoing, except for purposes of Sections 6.11, 6.13, 6.14,6.15, 6.20, 7.1(a) through (d), Section 7.3, Sections 9.1(g), (i) and (j), the definitions of Indebtedness, Interest Expense, EBIT and EBITDA, Trellisware and, until the requirements of Section 3.1(h)(ii) are applicable, the ViaSat-1 Joint Venture shall not be deemed to be “Subsidiaries,” and the representations and warranties set forth in Article 4, the covenants set forth in Article 5 and Article 6, and the Events of Default set forth in Section 9.1 shall not apply to Trellisware or the ViaSat-1 Joint Venture; provided that at any time the requirements of Section 3.1(h)(ii) are applicable, the ViaSat-1 Joint Venture will be deemed a Subsidiary for all purposes under this Agreement and the other Loan Documents.
          “Telesat” means Telesat Canada, a corporation existing under the laws of Canada having its head office in the Province of Ontario, Canada.
          “ViaSat-1” means the high capacity Ka-band satellite referred to as ViaSat-1 currently under construction.
          “WildBlue-1” means the satellite referred to as WildBlue-1.
     2. New Sections 3.1(g) and (h) hereby are added to the Credit Agreement to read as follows:
          “(g) Mandatory Prepayments. Subject to Section 3.10, the Borrower shall make the following mandatory prepayments in the amounts and at the times set out below:
               (i) Asset Sales. If, subsequent to the Closing Date, the Borrower or any Subsidiary shall receive Net Cash Sales Proceeds from any Disposition (other than a Disposition permitted under clauses (a) or (b) of Section 6.2 hereof) of assets other than Ground Assets or other Satellite Assets, then within five Banking Days after receipt of any Net Cash Sales Proceeds therefrom, the Borrower shall prepay the outstanding principal amount of the Loans, together with interest accrued thereon to the date of such prepayment, in an amount equal to such Net Cash Sales Proceeds; provided, that no such prepayment shall be required under this Section 3.1(g)(i) with respect to (x) any Dispositions of assets other than Ground Assets or other Satellite Assets for fair market value resulting in no more than $10,000,000 (disregarding for purposes of this Section 3.1(g)(i) the $10,000,000 threshold in clause (b) of the definition of “Disposition”) (the “Trigger Amount”) in Net Cash Sales Proceeds in any Fiscal Year; provided further, that there shall be required to be applied to the prepayment of the Loans only fifty percent (50%) of such Net Cash Sales Proceeds in excess of the Trigger Amount and equal to or less than $50,000,000 in any Fiscal Year; to the extent, with respect to the immediately foregoing proviso, the Borrower shall have delivered a Certificate from a Responsible Official to the Administrative Agent stating that such Net Cash Sales Proceeds are expected to be reinvested in specific fixed or capital assets required for the conduct of the Permitted Business within 180 days following the date of such Disposition, and provided further that if any such Net Cash Sale Proceeds shall not have been reinvested pursuant to this clause (x) within 180 days after the date of such Disposition, on such 180th day (or if not a Banking Day, the next Banking Day) Borrower shall make a prepayment of principal under the Loans in an amount equal to such unreinvested balance, and (y) any Disposition set forth on Schedule 3.1(g)(i).
               (ii) Debt Issuance. If, subsequent to the Closing Date, the Borrower shall receive Net Cash Sales Proceeds from any Debt Issuance, then within five Banking Days after receipt of any Net Cash Sales Proceeds therefrom, the Borrower shall prepay the outstanding principal amount of the Loans, together with interest accrued thereon to the date of such prepayment, in an amount equal to one hundred percent (100%) of such Net Cash Sales Proceeds.
          (h) Casualty Event. Upon the occurrence of a Casualty Event, and subject to Section 3.10, the Borrower shall, at its option (to be exercised in its sole discretion, but in any event (x) not later than 30 days following (A) a Casualty Event with respect to Ground Assets or (B) the receipt of insurance or condemnation proceeds (net of any costs incurred to collect such proceeds) with respect to Casualty Event Satellite Property), and (y) consistent with the option exercised, if at all, under the Second Lien Loan Agreement, either (i) prepay the outstanding principal amount of the Loans together with interest accrued thereon to the date of such prepayment, in the amount equal to the insurance or condemnation proceeds received with respect to such Casualty Event or (ii) cause the ViaSat-1 Joint Venture to execute instruments of joinder to the Subsidiary Guaranty, the Subsidiary Pledge Agreement and the Subsidiary Security Agreement and, whether or not the foregoing documents are executed, the ViaSat-1 Joint Venture shall become a Subsidiary for all purposes of this Agreement and the other Loan Documents; provided, however, in the event that the ViaSat-1 Joint Venture is not a Wholly-Owned Subsidiary of the Borrower at the time of such Casualty Event and, solely as a result of its not being a Wholly-Owned Subsidiary the execution of the documents contemplated in the foregoing provisions of this clause (ii) is not permitted, then, as provided in the definition of Subsidiary herein, the ViaSat-1 Joint Venture will be deemed a Subsidiary for all purposes under this Agreement and any other Loan Documents notwithstanding the lack of execution of such documents.”
     3. New Sections 4.23 through 4.26 hereby are added to the Credit Agreement to read as follows:
          “4.23 Ownership of Property; Liens. Each of Borrower and its Subsidiaries has good and valid record fee simple title to (in the case of owned real property), or good title to or valid leasehold interests in, or easements or other limited property interests in, or has a license to use, all its real and personal property and assets material to its business or necessary or used in the ordinary conduct of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than Liens permitted by Section 6.9.
          4.24 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.
          4.25 Margin Regulations. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.
          4.26 FCC Licenses. The FCC license issued to the Borrower applicable to the landing rights for ViaSat-1 is currently in full force and effect in accordance with its terms. No FCC license is required for the construction, launch or operation of ViaSat-1 at its designated orbital position.

     4. Section 5.4 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “5.4 Maintenance of Insurance. Maintain liability, casualty, workers’ compensation and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate, including, without limitation, the following:
               (a) General Coverage.
                    (i) Commercial General Liability Insurance. On and after the date hereof, commercial general liability insurance against claims for bodily injury (including death) and property damage in such amounts and on such terms and conditions as are customarily carried by companies of established repute engaged in the same or a similar business as Borrower in the places where such business is conducted.
                    (ii) Property Damage Insurance. On and after the date hereof, property damage insurance with respect to property other than property referred to in Section 5.4(b) in such amounts and on such terms and conditions as are customarily carried by companies of established repute engaged in the same or a similar business as Borrower in the places where such business is conducted.
                    (iii) Additional Insurance. On and after the date hereof, such other insurance as may be required by law or under the Security Documents (and comply with all covenants in the Security Documents with respect thereto).
               (b) Satellite Coverage,
                    (i) Launch and In-Orbit Insurance for ViaSat-1. Borrower shall procure, or cause its Subsidiary to procure, at its own expense and maintain in full force and effect launch and in-orbit operations insurance covering the launch and in-orbit operations of Borrower’s interest in ViaSat-1 attaching not later than the time that risk of loss to the satellite passes to Borrower under the ViaSat-1 satellite purchase agreement, and continuing during the in-orbit operations of ViaSat-1, but only to the extent and on such terms and conditions (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by Borrower consistent with sound business practice based on commercially available terms in the international satellite insurance market at a reasonable premium.
                    (ii) In-Orbit Insurance for Anik F2 and WildBlue-1. Borrower shall procure, or cause its Subsidiary to procure, at its own expense and maintain in full force and effect during the term of this Agreement, in-orbit insurance for WildBlue-1 and Anik F2 on terms and conditions, including minimum amounts, consistent with the previous practices of the WildBlue Companies in place immediately before the WildBlue Acquisition.
                    (iii) Endorsements for Satellite Insurance. As respects ViaSat-1, WildBlue-1 and Anik F2, Borrower, or a Subsidiary, will, to the extent of its interest, (A) cause the Collateral Agent to be designated as an additional insured and first loss payee (as its interests may appear) with respect to the satellite launch and in-orbit insurance, (B) obtain the written agreement of the insurers that such insurance shall not be canceled for non-payment of premium without at least fifteen (15) days prior written notice of cancellation to the Collateral Agent, and (C) shall provide, on terms and conditions reasonably available in the satellite insurance market, either as a clause in, or any endorsement to, such policies, as follows:

                         (A) there shall be no recourse against the Collateral Agent, and other Agent or any Lender for payment of premiums with respect thereto;
                         (B) the Collateral Agent shall have the right to submit a proof of loss under the policy in place of Borrower in the event Borrower fails or may fail to timely submit such proof of loss;
                         (C) the insurers waive any right of subrogation against the Collateral Agent, each other Agent and each Lender, and their respective officers, employees, agents and insurers; and
                         (D) the insurers waive any right to any set-off or counterclaim as against the Collateral Agent, each other Agent and each Lender other than non-payment of premium.”
     5. New Section 5.14 hereby is added to the Credit Agreement to read as follows:
          “5.14 WildBlue License SPVs. With respect to all FCC licenses related to WildBlue-1 and Anik F2, Borrower shall cause all orders, licenses and permits granted by the FCC to be held at all times in the name of one or more License SPVs (which shall be the sole legal and beneficial owner(s) thereof). No such License SPV shall own any assets other than orders, licenses and permits granted by the FCC, and no License SPV shall incur any obligation other than obligations under such orders, licenses and permits, and obligations under the Subsidiary Guaranty.”
     6. New Sections 6.20, 6.21 and 6.23 hereby are added to the Credit Agreement to read as follows:
          “6.20 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or any document relating to Permitted Senior Indebtedness) that (a) materially limits the ability (i) of any Subsidiary to Guarantee the Indebtedness of Borrower or (ii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.10(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a material Lien is granted to secure another obligation of such Person.
          6.21 Dilutive Issuances. From and after the occurrence of a Casualty Event, enter into or permit any Subsidiary (which for purposes of this Section 6.21 includes the ViaSat-1 Joint Venture) to enter into, any Dilutive Transaction; provided, that this Section 6.21 shall cease to apply in the case of a particular Casualty Event if, and at the time that, the Borrower makes the prepayment contemplated by Section 3.1(h)(i).
          6.22 Cash Sweep. From and after the occurrence of a Casualty Event, cause or permit the ViaSat-1 Joint Venture (unless the ViaSat-1 Joint Venture has executed the joinder agreements to the Subsidiary Guaranty, the Subsidiary Security Agreement and the Subsidiary Pledge Agreement contemplated by Section 3.1(h)(ii)) to hold Cash, Cash Equivalents or short-term investments in excess of $10,000,000 at any time, other than Cash, Cash Equivalents and short-term investments held in deposit accounts and/or security accounts for which the owner of such account and the applicable financial institution have executed a control agreement in favor of the Collateral Agent under the Subsidiary Security Agreement such that the Collateral Agent has a valid and perfected security interest in such account; provided, that this Section 6.22 shall cease to apply in the case of a particular Casualty Event if, and at the time that, the Borrower makes the prepayment contemplated by Section 3.1(h)(i).

     7. Section 9.1 of the Credit Agreement hereby is amended by (i) deleting the period at the end of clause (n) thereof and replacing it with “; or”; and (ii) inserting new clauses (o) and (p) immediately after clause (n), to read as follows:
          “(o) Borrower or any Subsidiary shall fail to obtain, renew, maintain or comply in any respect with the Regulatory Approvals; or any Governmental Agency shall revoke, terminate, withdraw, suspend, modify, withhold or fail to renew any Regulatory Approval, or any Regulatory Approval shall for whatever reason cease to be in full force and effect; or Borrower or any Subsidiary shall for any reason lose any Regulatory Approval, and in each case, only to the extent it that constitutes a Material Adverse Effect; or
          (p) Borrower or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any property of such Person in any respect that constitutes a Material Adverse Effect.”